Free Writing Prospectus

Dated September 7, 2007

Filed Pursuant to Rule 433(d)

Registration No. 333-132357

Registration No. 333-132357-05

Joint-Leads: WB/JPMS        Co-mgrs: BAS/CS            *100% Pot*

Cls	Amt ($mm)	Rtgs(M/S)	WAL	Bmrk Spread	Yield	$Px	Coupon
A-1	100.000	P-1/A-1+	0.26	IntL + 12	5.83855	100	5.83855
A-2A	73.000	Aaa/AAA	0.95	EDSF + 40	5.268	99.99909	5.21
A-2B	73.000	Aaa/AAA	0.95	1m L + 30	1m L + 30	100	1mL + 30
A-3A	61.350	Aaa/AAA	2.05	SWPS + 58	5.254	99.98577	5.19
A-3B	70.650	Aaa/AAA	2.05	1m L + 40	1m L + 40	100	1mL + 40
A-4	90.750	Aaa/AAA	3.26	SWPS + 70	5.385	99.98350	5.32
B	20.000	A2/A	3.66	SWPS + 150	6.201	99.99238	6.12
C	11.250	Baa3/BBB	3.66	SWPS + 300	7.701	99.99935	7.58

> PRICED TO 1.5% ABS AND 10% CLEAN UP CALL

> EXPECTED PRICING: FRIDAY A.M., SEPT. 7TH

> SETTLEMENT: WED, SEPT. 19TH

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.